Exhibit 10.1

IMCLONE SYSTEMS INCORPORATED

180 Varick Street

New York, NY 10014

December 21, 2005

[Name]

[Title]

[Address]

Re:                              ImClone Systems Incorporated Stock Option Acceleration

Dear                  :

This letter agreement (this “Agreement”) is being entered into by and between you and IMCLONE SYSTEMS INCORPORATED (the “Company”), a Delaware corporation, in connection with certain of your outstanding options to purchase shares of the Company’s common stock (each, a “Stock Option”) previously granted to you pursuant to, in each case as applicable, the ImClone Systems Incorporated 2005 Inducement Stock Option Plan, the ImClone Systems Incorporated 2002 Stock Option Plan and the ImClone Systems Incorporated 1998 Non-Qualified Stock Option Plan, in each case as amended as applicable (each, a “Plan”).

The Compensation Committee and the Board of Directors of the Company have determined to fully accelerate the vesting of each otherwise unvested Stock Option held, as of December 16, 2005, by employees of the Company and other eligible participants, including officers (i.e., employees at or above the level of Vice President) and non-employee directors of the Company, if any such Stock Option has an exercise price that is equal to or greater than $33.44 per share (each an “Underwater Option”).  The Company is requiring each officer and non-employee director of the Company to agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares of the Company’s common stock acquired upon any exercise of an Underwater Option (other than sales by the holder to fund the exercise price of the Underwater Option or to satisfy minimum statutory withholding on such an exercise, in each case in accordance with the applicable Plan and the Company’s existing policies and procedures) until the date on which the exercise would have been permitted under the Underwater Option’s pre-acceleration vesting terms or pursuant to the ImClone Systems Incorporated Change-in-Control Plan, or, if earlier, the date of the officer’s termination of employment or director’s termination of service with the Company, as may be applicable, under the applicable Plan and award documents underlying such Underwater Option.

Accordingly, as a condition to your continued employment with the Company, by this letter you agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares of the Company’s common stock acquired upon the exercise of any Underwater Option (other than sales by you to fund the exercise price of an Underwater Option or to satisfy minimum statutory withholding on such an exercise, in each case in accordance with the applicable Plan and the Company’s existing policies and procedures) before the date on which the exercise would have been permitted under the Underwater Option’s pre-acceleration vesting terms or pursuant to the ImClone Systems Incorporated Change-in-Control Plan, or, if earlier, the date of your termination of employment or termination of service with the Company, as may be applicable, under the applicable Plan and award documents underlying such Underwater Option.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

If this Agreement correctly sets forth our understanding on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

IMCLONE SYSTEMS INCORPORATED

By
Name:
Title:
Date:

I agree to the foregoing terms and conditions.

Name:
Title:
Date: